Exhibit 99.1

Great Lakes Reports Higher First Quarter 2005 Operating Results on Continued Strength of Industrial Businesses

PR Newswire -- April 25, 2005

INDIANAPOLIS, April 25 /PRNewswire-FirstCall/ -- Great Lakes Chemical Corporation (NYSE: GLK) today announced first quarter 2005 net sales from continuing operations of $420.4 million, a 17 percent increase, compared to $358.1 million reported in the corresponding period in 2004. Higher selling prices, increased sales volumes, and the effect of foreign currency translation, contributed to this increase. Adjusted operating income for the first quarter increased 34 percent, to $23.0 million compared to $17.2 million in first quarter 2004, reflecting a combination of the increased selling prices, a stronger product mix, and higher sales volumes.

Great Lakes reported net income of $12.5 million, or $.24 per share, for the first quarter 2005, compared to a loss of $(5.0) million, or $(.10) per share, for the first quarter of 2004. Included in the first quarter 2005 results is a net after-tax benefit of $3.2 million, or $.06 per share for certain significant items. These significant items include an insurance recovery from the loss of property due to a warehouse fire at the Company’s Conyers, Georgia, complex in 2004, offset by additional fire-related costs, as well as expenses associated with the Company’s planned merger with Crompton Corporation. In the first quarter 2004, the Company recognized after-tax restructuring charges and certain other significant items totaling $10.8 million, or $.21 per share. The asset impairments, restructuring charges, and certain other significant items are described in greater detail in the notes to the accompanying consolidated statements of operations. Included in 2004 was income from discontinued operations of $0.6 million, or $.01 per share.

Excluding the significant items and restructuring charges from both periods presented, the adjusted income from continuing operations for the first quarter of 2005 was $9.3 million, or $.18 per share compared to $5.2 million or $.10 per share in the first quarter a year ago.

“Our Industrial Performance Products businesses continue to perform well. The results clearly demonstrate the significant progress we have made in positioning these businesses for profitable growth. Continued pricing discipline necessary to temper escalating cost of raw materials is a key factor in our ability to improve margins,” said John Gallagher, Great Lakes chief executive officer. “In contrast, our Consumer Products results were disappointing. Performance was hampered by manufacturing inefficiencies, inability to leverage higher spending relating to market development activities, and expenses associated with the business unit’s conversion to a new enterprise resource planning system. We are devoting significant management attention in taking the action necessary to return our Consumer Product profit margins to historical levels.”

Gallagher concluded, “Although our people have been very busy developing integration plans for the pending merger with Crompton Corporation, we remain committed to drive performance and strengthen operating results across all businesses.”

Business Unit Performance - Continuing Operations

(Adjusted for Asset Impairments, Restructuring Charges, and Certain Other Significant Items)

First quarter 2005 net sales for the Industrial Performance Products businesses was $280.5 million, representing a 22 percent increase, compared to $229.9 million in first quarter 2004. An 11 percent increase in selling prices led the gain in sales. Strong demand in key end markets for Polymer Stabilizers led to a 7 percent increase in sales volumes. The positive effects of our antimony oxide joint venture beginning in May 2004, and foreign currency translation also contributed to the improvement. Operating income of $26.0 million in the first quarter 2005 more than doubled from the $12.8 million reported for the first quarter last year while operating margins improved by 370 basis points year over year. These increases were due to solid pricing momentum and a stronger sales mix.

Consumer Products reported first quarter 2005 net sales of $139.9 million, 9 percent higher than the corresponding period in 2004. Higher selling prices increased net sales by 4 percent. Sales volumes increased 3 percent while the effects of foreign currency translation contributed 2 percent. First quarter 2005 operating income of $5.6 million decreased from $12.5 million in the first quarter of 2004. The benefits derived from the improved sales level were more than offset by higher spending related to market development activities, costs associated with the conversion to a new enterprise resource planning system, higher distribution costs, and a less favorable product sales mix.

Investor Conference Call

Great Lakes will host a conference call to discuss the Company’s first quarter 2005 earnings on April 26, 2005, at 3:00 p.m. ET / 2:00 p.m. CT / 1:00 p.m. MT / 12:00 p.m. PT. The conference call will also be simultaneously web cast from the Financial Events page of the Great Lakes web site (http://www.greatlakes.com )

Forward Looking Statement and non-GAAP Financial Measurement

This press release contains forward-looking statements involving risks and uncertainties that affect the company’s expectations as discussed in Great Lakes Chemical Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance the company’s expectations will be realized.

This release also contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission, including adjusted operating income (loss) and adjusted income (loss) from continuing operations. Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Great Lakes Chemical Corporation is the world’s leading producer of certain specialty chemicals for such applications as water treatment, household cleaners, flame retardants, polymer stabilizers, fire suppression, and performance products. The stock of the company is traded on the New York Stock Exchange (NYSE: GLK). For more information, please visit the Great Lakes web site at http://www.greatlakes.com .

Great Lakes Chemical Corporation and Subsidiaries
Consolidated Statements of Operations
(millions, except per share data)
(unaudited)

	Three Months Ended March 31			Three Months Ended March 31

	2005		2005	2004		2004

	(GAAP Basis)	Charges (A)	(Adjusted)	(GAAP Basis)	Charges (A)	(Adjusted)
Net Sales	$420.4	$—	$420.4	$358.1	$—	$358.1
Operating Expenses
Costs of products sold	330.5	(0.9)	329.6	291.1	(7.9)	283.2
Selling, general and administrative expenses	67.8	—	67.8	63.8	(6.1)	57.7
Asset impairments	—	—	—	0.3	(0.3)	—

Total Operating Expenses	398.3	(0.9)	397.4	355.2	(14.3)	340.9

Operating Income	22.1	0.9	23.0	2.9	14.3	17.2
Interest Income (Expense) - net	(6.5)	—	(6.5)	(6.3)	—	(6.3)
Other Income (Expense) - net	5.0	(8.0)	(3.0)	(4.9)	1.2	(3.7)
Merger Related Costs	(2.5)	2.5	—	—	—	—

Income (Loss) from Continuing Operations before Income Taxes	18.1	(4.6)	13.5	(8.3)	15.5	7.2
Income Taxes (Credit)	5.6	(1.4)	4.2	(2.7)	4.7	2.0

Income (Loss) from Continuing Operations	12.5	(3.2)	9.3	(5.6)	10.8	5.2

Discontinued Operations:
Income (Loss) from Discontinued Operations, net of income taxes (credit) of $ - and $0.4, respectively	—		—	0.6		0.6

Net Income (Loss)	$12.5		$9.3	$(5.0)		$5.8

Earnings (Loss) per Share - Basic and Diluted:
Income (Loss)
Continuing Operations	$0.24		$0.18	$(0.11)		$0.10
Discontinued Operations	—		—	0.01		0.01

Net Income (Loss)	$0.24		$0.18	$(0.10)		$0.11

Average Shares Outstanding:
Basic	51.5		51.5	50.7		50.7
Diluted	51.7		51.7	50.7		50.7

Great Lakes Chemical Corporation and Subsidiaries
Consolidated Statements of Operations (continued)

Business Unit Results - Continuing Operations

	Three Months Ended March 31			Three Months Ended March 31

	2005		2005	2004		2004

	(GAAP Basis)	Charges (A)	(Adjusted)	(GAAP Basis)	Charges (A)	(Adjusted)
Net Sales to External Customers:
Industrial Performance Products	$280.5	$—	$280.5	$229.9	$—	$229.9
Consumer Products	139.9	—	139.9	128.2	—	128.2

Net Sales	$420.4	$—	$420.4	$358.1	$—	$358.1

Operating Income (Loss):
Industrial Performance Products	$26.0	$—	$26.0	$5.8	$7.0	$12.8
Consumer Products	4.7	0.9	5.6	11.0	1.5	12.5
Corporate and Other	(8.6)	—	(8.6)	(13.9)	5.8	(8.1)

Operating Income (Loss)	$22.1	$0.9	$23.0	$2.9	$14.3	$17.2

(A)

Asset impairments, restructuring charges and certain other significant items have been excluded from Reported (GAAP basis) Income (Loss) from Continuing Operations to provide Adjusted Income (Loss) from Continuing Operations. The components of these excluded charges (credits) are summarized below.

	2005	2004

Asset impairments	$—	$0.3
Restructuring charges	—	7.4
Change in useful life of enterprise software (Corporate)	—	4.8
Business interruption - facility fires (Consumer Products)	0.9	0.6
External consulting fees - restructuring related (Corporate)	—	0.5
Other	—	0.7

Charges excluded from operating income (loss)	0.9	14.3
Asset write-offs and other costs related to facility fires, net of insurance recoveries (Consumer Products)	(8.0)	1.2
Merger related costs (Corporate)	2.5	—

Total charges (income) excluded from income (loss) from continuing operations before income taxes	(4.6)	15.5
Income taxes (credit)	1.4	(4.7)

Total charges (income)	$(3.2)	$10.8

Great Lakes Chemical Corporation and Subsidiaries
Consolidated Balance Sheets
(millions)

	March 31, 2005	December 31, 2004

	(unaudited)
ASSETS
Cash and cash equivalents	$111.9	$222.2
Accounts and notes receivable	388.0	320.7
Inventories	361.3	324.2
Prepaid expenses	18.4	26.0
Deferred income taxes	17.3	17.3
Current assets - discontinued operations	8.7	8.6

Total current assets	905.6	919.0
Plant and equipment	1,334.7	1,333.2
Less allowances for depreciation, depletion and amortization	(792.6)	(783.9)

Net plant and equipment	542.1	549.3
Goodwill	208.7	212.3
Intangible assets	70.5	72.8
Investments in and advances to unconsolidated affiliates	22.1	22.6
Other assets	24.2	24.0
Non-current assets - discontinued operations	1.4	1.5

	$1,774.6	$1,801.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$192.0	$204.4
Accrued expenses	99.1	115.3
Income taxes payable	20.7	17.0
Dividends payable	5.1	5.1
Notes payable and current portion of long-term debt	8.9	10.4
Current liabilities - discontinued operations	12.1	12.1

Total current liabilities	337.9	364.3
Long-term debt, less current portion	424.2	428.9
Deferred income taxes	24.8	24.4
Other non-current liabilities	71.8	70.7
Non-current liabilities - discontinued operations	5.3	5.7
Minority interest	32.6	32.0
STOCKHOLDERS’ EQUITY
Common stock, $1 par value, authorized 200.0 shares, issued 74.2 and 73.6 shares for 2005 and 2004, respectively	74.2	73.6
Additional paid-in capital	147.2	130.7
Retained earnings	1,663.6	1,656.3
Treasury stock, at cost, 22.1 shares for 2005 and 2004	(1,022.1)	(1,022.1)
Accumulated other comprehensive loss	15.1	37.0

Total stockholders’ equity	878.0	875.5

	$1,774.6	$1,801.5

Great Lakes Chemical Corporation and Subsidiaries
Condensed Statements of Cash Flows (GAAP Basis)
(millions)
(unaudited)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

OPERATING ACTIVITIES
Net Income (Loss)
Adjustments to reconcile net income to net cash used for operating activities - continuing operations	$12.5	$(5.0)
Discontinued operations	—	(0.6)
Asset impairments	—	0.3
Depreciation and depletion	18.1	23.0
Amortization of intangible assets	1.7	1.5
Effect of working capital changes, excluding cash and cash equivalents	(127.2)	(115.5)
Other operating activities, net	(0.5)	3.4

Net Cash Used by Operating Activities - Continuing Operations	(95.4)	(92.9)

INVESTING ACTIVITIES
Plant and equipment additions	(17.7)	(13.0)
Proceeds from sale of assets	0.1	1.5
Other investing activities, net	(0.2)	(0.4)

Net Cash Used for Investing Activities - Continuing Operations	(17.8)	(11.9)
FINANCING ACTIVITIES
Net repayments on borrowings	(2.6)	(3.9)
Proceeds from stock options exercised	14.4	1.1
Cash dividends paid	(5.1)	(4.8)
Other financing activities, net	—	(0.8)

Net Cash Provided by (Used for) Financing Activities - Continuing Operations	6.7	(8.4)
Effect of Exchange Rate Changes on Cash and Cash Equivalents - Continuing Operations	(3.5)	(0.7)

Net Cash Used for Continuing Operations	(110.0)	(113.9)
Net Cash Used for Discontinued Operations	(0.3)	(4.2)

Decrease in Cash and Cash Equivalents	(110.3)	(118.1)
Cash and Cash Equivalents at Beginning of Period	222.2	170.7

Cash and Cash Equivalents at End of Period	$111.9	$52.6

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Reconciliation of Free Cash Flow (1)
Net cash provided by operating activities - continuing operations	$(95.4)	$(92.9)
Plant and equipment additions	(17.7)	(13.0)

Free Cash Flow - Continuing Operations	$(113.1)	$(105.9)

(1) Defined as net cash (used for) provided by operating activities -- continuing operations less plant and equipment additions

SOURCE Great Lakes Chemical Corporation
-0- 04/25/2005
/CONTACT: Analyst contact: Paul Britton, +1-317-715-3027,
investorinfo@glcc.com , or Media contact: Wendy Chance, +1-317-715-3027,
wchance@glcc.com , both of Great Lakes Chemical Corporation/
/Web site: http://www.greatlakes.com